EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement Amendment No. 1 to Form S-3 No. 333-102786 and related prospectus of Biopure Corporation for the registration of the resale of a maximum of 1,044,386 shares of its common stock and to the incorporation by reference therein of our report dated December 9, 2002 (except for Note 12, as to which the date is December 31, 2002), with respect to the consolidated financial statements of Biopure Corporation included in its Annual Report (Form 10-K) for the year ended October 31, 2002, filed with the Securities and Exchange Commission.

                                            /s/ Ernst & Young LLP


Boston, Massachusetts
February 28, 2003